Filed Pursuant to Rule 433

Registration No. 333-186497

November 4, 2014

TERM SHEET

$650,000,000 3.900% Notes due 2024

$850,000,000 5.050% Notes due 2044

Issuer:	Noble Energy, Inc.

Format:	SEC Registered

Trade Date:	November 4, 2014

Settlement Date:	November 7, 2014 (T+3)

Anticipated Ratings:*	Moody’s: Baa2 (stable outlook) S&P: BBB (stable outlook)

3.900% Notes due 2024

Principal Amount:	$650,000,000

Maturity Date:	November 15, 2024

Coupon:	3.900%

Price to Public:	99.695% of principal amount

Yield to Maturity:	3.937%

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Price/Yield:	100-10+ / 2.337%

Spread to Benchmark Treasury:	T+160 basis points

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2015

Optional Redemption:	At any time prior to August 15, 2024, Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 25 basis points). At any time on or after August 15, 2024, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AH8 / US655044AH83

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

5.050% Notes due 2044

Principal Amount:	$850,000,000

Maturity Date:	November 15, 2044

Coupon:	5.050%

Price to Public:	99.265% of principal amount

Yield to Maturity:	5.098%

Benchmark Treasury:	3.375% due May 15, 2044

Benchmark Treasury Price/Yield:	106-11 / 3.048%

Spread to Benchmark Treasury:	T+205 basis points

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2015

Optional Redemption:	At any time prior to May 15, 2044, Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 30 basis points). At any time on or after May 15, 2044, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

CUSIP/ISIN:	655044 AJ4 / US655044AJ40

***

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
BNP Paribas Securities Corp.
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
DNB Markets, Inc.
Fifth Third Securities, Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 1-888-603-5847 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.